Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 2, 2009 (except for reclassifications in connection with adoption of Accounting Standards Codification 810 Consolidation, which is dated February 26, 2010) relating to the financial statements and financial statement schedule, which appears in Southern Copper Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009. We also consent to the reference to us under the heading “Independent Public Accountants” in such Registration Statement.
PricewaterhouseCoopers S.C.
Mexico, D.F.
April 5, 2010